Exhibit 1.1

GLADSTONE LAND CORPORATION

UP TO $500,000,000 OF SHARES OF COMMON STOCK

AMENDED AND RESTATED EQUITY DISTRIBUTION AGREEMENT

April 13, 2023

Ladenburg Thalmann & Co. Inc.

640 5th Ave., 4th Floor

New York, NY 10019

Ladies and Gentlemen:

GLADSTONE LAND CORPORATION, a Maryland corporation (the “Company”), and GLADSTONE LAND LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), confirm their amended and restated agreement (this “Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), as follows:

1. Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to Ladenburg, acting as agent and/or principal, and pursuant to the Alternative Sales Agreement (as defined below), up to an aggregate of $500,000,000 of shares (“Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); provided, however, that in no event shall the Company issue or sell through or to Ladenburg or pursuant to the Alternative Sales Agreement such number or dollar amount of Shares that would (a) exceed the number or dollar amount of shares of Common Stock registered on the Registration Statement (defined below) pursuant to which the offering is being made or (b) exceed the number of authorized but unissued shares of Common Stock (the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and Ladenburg shall have no obligation in connection with such compliance. The issuance and sale of Shares through Ladenburg will be effected pursuant to the Registration Statement (as defined below) filed by the Company with the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue Shares. The Company agrees that whenever it determines to sell Shares directly to Ladenburg as principal it will enter into a separate written agreement in form and substance satisfactory to both the Company and Ladenburg containing the terms and conditions of such sale. Reference is made to the Equity Distribution Agreement among the Company, the Operating Partnership and Virtu Americas LLC (“Virtu” or, the “Alternative Sales Agent”), dated as of the date hereof (the “Alternative Sales Agreement”). For the avoidance of doubt, the combined aggregate amount of Shares to be issued and sold pursuant to this Agreement and Alterative Sales Agreement shall not exceed $500,000,000.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-270901), which was declared effective by the Commission on April 13, 2023, including a base prospectus, relating to certain securities, including the shares of Common Stock to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company may file one or more additional registration statements on Form S-3 from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable, with respect to the Shares. The Company has prepared a prospectus supplement specifically relating to the Shares to the base prospectus included as part of such registration statement. “Prospectus Supplement” shall refer to the most recent prospectus supplement relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, in the form first furnished by the Company to Ladenburg for use in connection with the offering of the Shares, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act at the Applicable Time. The Company will furnish to Ladenburg, for use by Ladenburg, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, on each date and time that such registration statement and any post-effective amendment thereto became or becomes effective, including all schedules and documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Item 12 of Form S-3 or Rule 430B of the Securities Act, is herein called the “Registration Statement,” provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the “new effective date” of the Registration Statement with respect to the Shares within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents and information otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. The base prospectus, including all documents incorporated herein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” The Company may file from time to time one or more additional registration statements with respect to the Shares, including on Form S-3 and pursuant to Rule 462(b) of the Securities Act (each of which shall be the Registration Statement) from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable (which shall be the Prospectus Supplement), with respect to the Shares. Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System (“EDGAR”).

2. Placements. Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify Ladenburg by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one day and the minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 attached hereto (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from Ladenburg set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by Ladenburg unless and until (i) in accordance with the notice requirements set forth in Section 4, Ladenburg declines in writing by 9:30 a.m. (New York City Time) on the Business Day following (x) the Business Day on which such Placement Notice is delivered, if such Placement Notice is delivered on or prior to 5:00 p.m. (New York City Time) on such Business Day or the (y) the Business Day following the Business Day on which such Placement Notice is delivered, if such Placement Notice is delivered after 5:00 p.m. (New York City Time) on such Business Day, to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 11. The amount of any discount, commission or other compensation to be paid by the Company to Ladenburg in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Company nor Ladenburg will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Ladenburg and Ladenburg does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3. Sale of Placement Shares by Ladenburg. Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Ladenburg, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Global Market (the “Exchange”), to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. Ladenburg will provide written confirmation to the Company (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the prices at which such Placement Shares were sold, the gross proceeds from such sales, the compensation payable by the Company to Ladenburg pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Ladenburg (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. With prior consent of the Company and subject to the terms of the Placement Notice, Ladenburg may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Common Stock or to or through a market maker. With prior consent of the Company and subject to the terms of the Placement Notice, Ladenburg may also sell Placement Shares by any other method permitted by law, including, but not limited to, in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that Ladenburg will be successful in selling Placement Shares, and (ii) Ladenburg will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Ladenburg to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which shares of Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

4. Suspension of Sales. The Company or Ladenburg may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares for a period of time (a “Suspension Period”); provided however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2, as such Schedule may be amended from time to time. While a Suspension Period is in effect, any obligation under Sections 7(n), 7(o) and 7(p) with respect to the delivery of certificates, opinions or comfort letters to Ladenburg shall be waived. During a Suspension Period, the Company shall not issue any Placement Notices and Ladenburg shall not sell any Placement Shares hereunder. The party that issued a suspension notice shall notify the other party in writing of the Trading Day on which the Suspension Period shall expire not later than twenty-four (24) hours prior to such Trading Day and, upon the expiration of such Suspension Period, all obligations under Sections 7(n), 7(o) and 7(p) with respect to the delivery of certificates, opinions or comfort letters to Ladenburg shall resume.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price tendered to Ladenburg for the sale of Placement Shares, after deduction for (i) Ladenburg’s compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to Ladenburg hereunder pursuant to Section 7(h) (Expenses) hereof, and (iii) any transaction fees imposed in respect of such sales by any federal, state, local or foreign governmental or regulatory commission, board, authority, agency, court, administrative or other governmental body having jurisdiction over the Company (each, a “Governmental Entity” and collectively, the “Governmental Entities”).

(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Ladenburg’s or its designee’s account (provided Ladenburg shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, Ladenburg will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) below, it will hold Ladenburg harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company; provided that under no circumstances will Ladenburg be entitled to any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(c) Limitations on Offering Size. Under no circumstances shall the Company cause or request the offer or sale of any Shares if, after giving effect to the sale of such Placement Shares, the aggregate offering price of Shares sold pursuant to this Agreement and the Alternative Sales Agreement would exceed the lesser of (A) together with all sales of Shares under this Agreement and the Alternative Sales Agreement, the Maximum Amount, (B) the amount available for offer and sale under the currently effective Registration Statement and (C) the amount authorized from time to time to be issued and sold under this Agreement and the Alternative Sales Agreement by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to Ladenburg in writing. Under no circumstances shall the Company cause or request the offer or sale of any Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Company’s board of directors, a duly authorized committee thereof or a duly authorized executive committee, and notified to Ladenburg in writing. Under no circumstances shall the Company cause or permit the aggregate offering amount of Shares sold pursuant to this Agreement, the Alternative Sales Agreement or any separate underwriting or similar agreement covering principal transactions described in Section 1 of this Agreement, to exceed the Maximum Amount.

6. Representations and Warranties of the Company and the Operating Partnership. The Company and the Operating Partnership jointly and severally represent and warrant to, and agree with, Ladenburg that as of the date of this Agreement and as of each Applicable Time (as defined in Section 20(b)):

(a) The Registration Statement has (i) been prepared by the Company in conformity with the requirements of Form S-3, as set forth in the General Instructions thereto, of the Securities Act; (ii) been filed with the Commission under the Securities Act; and (iii) become effective under the Securities Act.

(b) The Commission has not issued any order preventing or suspending the use of the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or, to the Company’s knowledge, threatened by the Commission.

(c) The Company was not at the time of initial filing of the Registration Statement and at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Shares, is not on the date hereof and will not be on the applicable Settlement Date an “ineligible issuer” (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer. The Company has been, and is, since the time of the initial effectiveness of the Registration Statement eligible to use Form S-3 for the offering of the Placement Shares.

(d) At the respective times that the Registration Statement became effective and at each deemed effective date with respect to Ladenburg pursuant to Rule 430B(f)(2) under the Securities Act, the Registration Statement complied and will comply in all material respects to the requirements of the Securities Act. The Prospectus will comply, in all material respects when filed with the Commission pursuant to Rule 424(b) and as of each Applicable Time, to the requirements of the Securities Act. The documents incorporated by reference in the Prospectus conformed, and any further documents so incorporated will conform, in each case, when filed with the Commission, in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

(e) At the respective times that the Registration Statement and any amendment thereto became effective, and at each deemed effective date with respect to Ladenburg pursuant to Rule 430B(f)(2) of the Securities Act, the Registration Statement did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information relating to Ladenburg furnished to the Company in writing by Ladenburg expressly for inclusion therein, it being understood that the only such information is that described in Section 9(e) to this Agreement (the “Ladenburg Information”).

(f) The Prospectus will not, as of its date, and of each Applicable Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with the Ladenburg Information.

(g) Each “issuer free writing prospectus” (a “Free Writing Prospectus”) (including, without limitation, any road show that is a free writing prospectus under Rule 433), as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Free Writing Prospectus in reliance upon and in conformity with the Ladenburg Information.

(h) Any Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Securities Act on the date of first use, and the Company has complied with all prospectus delivery and any filing requirements applicable to such Free Writing Prospectus pursuant to the Securities Act. The Company has not made any offer relating to the Shares that would constitute a Free Writing Prospectus without the prior written consent of Ladenburg. The Company has retained in accordance with the Securities Act all Free Writing Prospectuses that were not required to be filed pursuant to the Securities Act.

(i) Each of the Company and each of its “significant subsidiaries,” as such term is defined in Rule 1-02 of Regulation S-K (“significant subsidiaries”), has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse change in the business, properties, operations, earnings, shareholders’ equity, condition (financial or otherwise) or prospects of the Company and of the subsidiaries taken, as a whole (any such change a “Material Adverse Change”); each of the Company and its significant subsidiaries has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than (i) the subsidiaries listed on Schedule 5 attached hereto and (ii) such other entities omitted from Schedule 5 which, when such omitted entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(j) The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, conform in all material respects to the description thereof contained in the Prospectus and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right. Except for the issuance of OP Units by the Operating Partnership or other securities of the Company or its subsidiaries not required to be disclosed pursuant to Form 8-K or as described in the Prospectus, there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company or capital stock or other equity interest of any of its subsidiaries. All of the issued and outstanding units of limited partner interest in the Operating Partnership (the “OP Units”) have been duly authorized and validly issued, and have been offered and sold in compliance with all applicable laws (including, without limitation, federal or state securities laws). The terms of the OP Units conform in all material respects to the descriptions thereof contained in or incorporated by reference in the Prospectus. Except as disclosed in the Prospectus, (i) no OP Units are reserved for any purpose, (ii) there are no outstanding securities convertible into or exchangeable for any OP Units, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for OP Units or any other securities of the Operating Partnership. All of the issued shares of capital stock or other equity interest of each wholly-owned subsidiary of the Company other than Operating Partnership have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not have a Material Adverse Change.

(k) The Shares to be issued and sold by the Company through Ladenburg hereunder have been duly authorized and, upon payment and delivery in accordance with this Agreement, will be validly issued, fully paid and non-assessable, will conform to the description thereof contained in the Prospectus, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights.

(l) The aggregate percentage interests of the Company and the limited partners in the Operating Partnership are as set forth in the Prospectus as of the dates specified therein.

(m) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and are listed on the Exchange, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing.

(n) Each of the Company and the Operating Partnership has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company and the Operating Partnership.

(o) This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(p) The execution, delivery and performance of this Agreement by the Company and the Operating Partnership, the consummation of the transactions contemplated hereby and the application of the proceeds from the sale of the Placement Shares as described under “Use of Proceeds” in the Prospectus will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the articles of incorporation or bylaws (or similar organizational documents) of the Company or the Operating Partnership; or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change.

(q) No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over the Company or the Operating Partnership or any of their properties or assets is required for the execution, delivery and performance of this Agreement by the Company and the Operating Partnership, the consummation of the transactions contemplated hereby and the application of the proceeds from the sale of the Placement Shares as described under “Use of Proceeds” in the Prospectus, except for the registration of the Shares under the Securities Act and listing of the Shares on the Exchange, such consents, approvals, authorizations, registrations or qualifications as may be required under the Exchange Act and applicable state securities laws in connection with the sale of the Shares through Ladenburg and as would not reasonably be expected to have a Material Adverse Change.

(r) There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to the Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Securities Act.

(s) Except as otherwise disclosed in the Registration Statement and the Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement or the Prospectus: (i) there has been no Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Change; (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise; and (iii) except for regular quarterly distributions in amounts per share or per unit that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company or the Operating Partnership, except for dividends paid to the Company or other subsidiaries, on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(t) The historical financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with GAAP (as defined in Section 20(c)) applied on a consistent basis throughout the periods involved. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(u) The pro forma financial statements incorporated by reference in the Prospectus, if any, include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements incorporated by reference in the Prospectus. The pro forma financial statements incorporated by reference in the Prospectus comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act.

(v) PricewaterhouseCoopers LLP (the “Accountant”), who has audited certain financial statements of the Company and its consolidated subsidiaries, whose report is incorporated by reference in the Prospectus, are and, during the periods covered by their report, were an independent registered public accounting firm within the meaning of the Securities Act and the Public Company Accounting Oversight Board (“PCAOB”). To the Company’s knowledge, after due and careful inquiry, the Accountant is not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.

(w) The Company and each of its subsidiaries have good and marketable title in fee simple to all real property described in the Prospectus as owned by them (the “Company Properties”) and good and marketable title to all personal property reflected as owned in the financial statements that are part of the Registration Statement and the Prospectus or described as owned by the Company in the Registration Statement and the Prospectus, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or such as would not result in a Material Adverse Change; and all assets held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company and its subsidiaries.

(x) The Company or its subsidiaries have an owner’s title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property that insures the fee interest in the Company Property, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable for each Company Property. All such policies are in full force and effect.

(y) Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to each of the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Change; there does not exist any violation of any declaration of covenants, conditions and restrictions with respect to the Company Properties that would, singly or in the aggregate, have a Material Adverse Change; and the Company has no knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Change.

(z) The Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as the Company believes is adequate for the conduct of their respective businesses and the value of their respective properties and customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and its subsidiaries are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not reasonably be expected to have a Material Adverse Change.

(aa) The statistical, industry-related and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(bb) Neither the Company nor the Operating Partnership is, and at each Applicable Time and, after giving effect to the offer and sale of the Placement Shares and the application of the proceeds therefrom as described under “Use of Proceeds” in the Prospectus, neither of them will be, required to be governed as a registered “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(cc) Except as disclosed in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that would, in the aggregate, reasonably be expected to have a Material Adverse Change or would, in the aggregate, reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby; and to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(dd) There are no legal or governmental proceedings or contracts or other documents of a character required to be described in the Registration Statement or the Prospectus or, in the case of documents, to be filed as exhibits to the Registration Statement, that are not so described and filed as required. Neither the Company nor any of its subsidiaries has knowledge that any other party to such contract, agreement or arrangement has any intention not to render full performance as contemplated by the terms thereof; and that statements made in the Prospectus insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

(ee) The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, technology, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, except where the failure to own or possess such rights would not, individually or in the aggregate, and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received, or has any reason to believe that it will receive, any notice of infringement or conflict with asserted Intellectual Property Rights of others. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Time of Sale Information and are not described therein.

(ff) Except as described in the Prospectus, no relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its subsidiaries, on the other hand, that is required to be described by the Securities Act in the Prospectus which is not so described.

(gg) Except as disclosed in the Prospectus, no labor dispute by the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, in each case, that could reasonably be expect to result in a Material Adverse Change.

(hh) The Company has no “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended.

(ii) The Company and each of its subsidiaries have filed all federal income tax returns and all material state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes shown to be due on such tax returns, and no material tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that could, in the aggregate, reasonably be expected to have a Material Adverse Change.

(jj) Neither the Company nor any of its subsidiaries (i) is in violation of its articles of incorporation or bylaws (or similar organizational documents), (ii) is in default, and no event has occurred that would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), to the extent any such conflict, breach, violation or default could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

(kk) The Company (i) makes and keeps accurate books and records and (ii) to the extent required by the Exchange Act and applicable accounting principles, will maintain effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

(ll) (i) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it will file or submit under the Exchange Act is accumulated and communicated to management of the Company, including its respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(mm) There has been and is no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith.

(nn) Except as disclosed in the Registration Statement and the Prospectus, the Company and each of its subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the Prospectus, except for any of the foregoing that would not, in the aggregate, reasonably be expected to have a Material Adverse Change; each of the Company and its subsidiaries has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Change.

(oo) Except as disclosed in the Registration Statement and the Prospectus, the Company and each of its subsidiaries (i) are, and at all times prior hereto were, in compliance with all laws, statutes, regulations, ordinances, common law, rules, orders, judgments, decrees, policies, permits or other legal requirements of any governmental authority, including without limitation any international, national, state, provincial, regional, or local authority, relating to the protection of human health or safety, the environment, or natural resources, or to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received notice of any actual or alleged violation of or responsibility under Environmental Laws, or of any potential liability for or other obligation concerning the presence, disposal or release any Hazardous Material (as hereinafter defined), except as would not qualify as a Material Adverse Change. Except as described in the Prospectus, (A) there are no proceedings that are pending, or known to be contemplated, against the Company or any of its subsidiaries under Environmental Laws in which a governmental authority is also a party, (B) the Company and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, taken as a whole, and (C) none of the Company and its subsidiaries anticipates material capital expenditures relating to Environmental Laws. As used herein, “Hazardous Material” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, toxic mold, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

(pp) The Company has obtained standard Phase I Environmental Audits with respect to each of the Company Properties and, except as described in the Registration Statement and the Prospectus: (i) the Company has not received any notice of, and has no knowledge of, any occurrence or circumstance which, with notice or passage of time or both, could give rise to a claim or liability under or pursuant to any Environmental Law, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change; and (ii) none of the Company Properties is included and, to the knowledge of the Company, none is proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 by the United States Environmental Protection Agency or, to the knowledge of the Company, proposed for inclusion on any similar list or inventory.

(qq) The Company is organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, commencing with the taxable year ended December 31, 2013, and the Company’s method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The Operating Partnership has been properly classified either as a partnership or as an entity disregarded as separate from the Company for Federal income tax purposes throughout the period from its formation through the date hereof. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation set forth in the Prospectus are true, complete and correct in all material respects.

(rr) The Operating Partnership is not currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on its capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of its property or assets to the Company or any other subsidiary of the Company, except as contained in the Registration Statement and the Prospectus.

(ss) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(tt) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those provisions of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, except, in each case, as would not reasonably be expected to have a Material Adverse Change.

(uu) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its subsidiaries is currently the target of any sanctions administered by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) nor is the Company located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, the Crimean Region of Ukraine, the Kherson Region of Ukraine, the Zaporizhzhia Region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Sudan and Syria (each, a “Sanctioned Country”); and the Company will not knowingly directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) for the purpose of financing or facilitating the activities of any person currently, or at the time of such financing or facilitation, that is the target of any Sanctions, (ii) for the purpose of financing or facilitating unlawful activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction) of Sanctions. Since the Company’s inception, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any unauthorized dealings or transactions with any person or entity that at the time of the dealing or transaction is or was the target of Sanctions or with any Sanctioned Country.

(vv) The Company has not taken and will not take, directly or indirectly, any action designed to or that has constituted or that could reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(ww) Any certificate signed by any officer of the Company or the general partner of the Operating Partnership and delivered to Ladenburg in connection with the offering of the Shares shall be deemed a representation and warranty by the Company or the Operating Partnership, as the case may be, as to matters covered thereby, to Ladenburg.

(yy) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the Exchange, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting such shares from the Exchange, nor has the Company received any notification that the Commission or the Exchange is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Exchange.

(zz) All of the mortgages and/or deeds of trust described or identified in the Registration Statement or Prospectus constitutes the valid and legally binding obligation of the borrower thereunder (the “Borrower”), and are enforceable in accordance with their terms and except as set forth in the Registration and Prospectus. To the best of the Company’s and the Operating Partnership’s knowledge, no Borrower is in default in the payment of any amounts due under any such mortgage and/or deed of trust and no party thereto is in breach or default under any such agreement except where such breach or default would not have a Material Adverse Change. Except as described in the Registration Statement or the Prospectus or as would not result in a Material Adverse Change, none of the mortgages and/or deeds of trust will be (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any Subsidiary, (ii) cross-defaulted to any other indebtedness of the Company or any Subsidiaries, or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of its subsidiaries.

(aaa) There are no contracts, letters of intent, terms sheets, agreements, arrangements or understandings with respect to the acquisition or disposition by the Company or any of its subsidiaries of the Properties that are required to be described in the Registration Statement or the Prospectus and which have not been described therein.

(bbb) No relationship, direct or indirect, exists between or among the Company or its subsidiaries on one hand, and the directors, officers, stockholders, partners, members, tenants or suppliers of the Company or its subsidiaries, on the other hand, which is required by the rules of FINRA to be described in the Registration statement or the Prospectus which is not described. Except as disclosed in the Registration Statement or the Prospectus, the Company and its subsidiaries has not, directly or indirectly, extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or officer of the Company or its subsidiaries, or to or for any family member or affiliate of any such director or officer.

(ccc) Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Registration Statement or the Prospectus.

(ddd) The Company qualifies as an “experienced issuer” (within the meaning of FINRA Rule 5110(j)(6)) for purposes of the exemption from filing under FINRA Rule 5110(h)(1)(C).

7. Covenants of the Company and the Operating Partnership. The Company and the Operating Partnership, jointly and severally, covenant and agree with Ladenburg that:

(a) Registration Statement Amendments; Payment of Fees. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by Ladenburg under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify Ladenburg promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information; (ii) the Company will prepare and file with the Commission, promptly upon Ladenburg’s request, any amendments or supplements to the Registration Statement or Prospectus that, in Ladenburg’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Ladenburg (provided however, that the failure of Ladenburg to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Ladenburg’s right to rely on the representations and warranties made by the Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to Ladenburg within a reasonable period of time before the filing and Ladenburg has not reasonably objected in writing thereto (provided however, that (i) the failure of Ladenburg to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Ladenburg’s right to rely on the representations and warranties made by the Company in this Agreement, and (ii) the Company has no obligation to provide Ladenburg any advance copy of such filing or to provide Ladenburg an opportunity to object to such filing if such filing does not name Ladenburg or specifically discuss the Placement Shares as contemplated hereby) and the Company will furnish to Ladenburg at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act (without reliance on Rule 424(b)(8) of the Securities Act).

(b) Notice of Commission Stop Orders. Promptly after it receives notice or obtains knowledge thereof, the Company will advise Ladenburg of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.

(c) Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by Ladenburg under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply in all material respects with the requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify Ladenburg to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement, or file a free writing prospectus applicable to, the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d) Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Ladenburg under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and will cooperate with Ladenburg to qualify the Placement Shares for sale under the securities laws of such jurisdictions in the United States as Ladenburg reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(e) Filings with the Exchange. The Company will timely file with the Exchange all material documents and notices required by the Exchange of companies that have or will issue securities that are traded on the Exchange.

(f) Delivery of Registration Statement and Prospectus. The Company will furnish to Ladenburg and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Ladenburg may from time to time reasonably request and, at Ladenburg’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided however, that the Company shall not be required to furnish any document (other than the Prospectus) to Ladenburg to the extent such document is available to Ladenburg or the public on EDGAR.

(g) Earnings Statement. The Company will timely file such reports pursuant to the Exchange Act as are necessary to make generally available to its security holders as soon as reasonably practicable, an earnings statement that satisfies the provisions of the last paragraph of Section 11(a) and Rule 158 of the Securities Act. “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(h) Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation and filing of the Registration Statement, including any fees required by the Commission, and the printing or electronic delivery of the Prospectus as originally filed and of each amendment and supplement thereto, in such number as Ladenburg shall deem necessary, (ii) the printing and delivery to Ladenburg of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Shares, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Shares to Ladenburg, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Shares to Ladenburg, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the qualification or exemption of the Placement Shares under state securities laws, including filing fees, (vi) the printing and delivery to Ladenburg of copies of any issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto in such number as Ladenburg shall deem necessary, (vii) the preparation, printing and delivery to Ladenburg of copies of the blue sky survey, if necessary, (viii) the fees and expenses of the transfer agent and registrar for the Shares, and (ix) the fees and expenses incurred in connection with the listing of the Placement Shares on the Exchange.

(i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares to be sold by it hereunder in accordance in all material respects with the statements under the caption “Use of Proceeds” in the Prospectus.

(j) Notice of Other Sales. During each period commencing on the date on which the Company has given an instruction to Ladenburg pursuant to Section 2 and ending on the close of business of the Settlement Date of the last Placement Shares sold pursuant to such instruction, the Company will not, without giving Ladenburg at least two business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale, directly or indirectly offer to sell, contract or agree to sell any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether through any agent or otherwise. If notice is provided by the Company, Ladenburg may suspend activity of the transactions contemplated by any Placement Notice for such period of time as may be requested by the Company or as may be deemed appropriate by Ladenburg. This provision shall not apply to (i) the Shares of Common Stock to be offered and sold through Ladenburg pursuant to this Agreement, (ii) Shares of Common Stock issuable pursuant to the Company’s dividend reinvestment plan as it may be amended or replaced from time to time or (iii) issuance of Shares in connection with the conversion of any units of the Operating Partnership.

(k) Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice, or sells Placement Shares, advise Ladenburg as promptly as reasonably practicable prior to the delivery of such Placement Notice, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to Ladenburg pursuant to this Agreement.

(l) Due Diligence Cooperation. The Company and the Operating Partnership will cooperate with any commercially reasonable due diligence review conducted by Ladenburg or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, upon reasonable notice during regular business hours and at the Company’s principal offices, as Ladenburg may reasonably request.

(m) Required Filings Relating to Placement of Placement Shares. The Company will disclose in its quarterly reports on Form 10-Q, in its annual report on Form 10-K and/or in a Current Report on Form 8-K, the number of Placement Shares sold to or through Ladenburg pursuant to this Agreement and the net proceeds received by the Company with respect to such sales of Placement Shares pursuant to this Agreement.

(n) Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(m) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company and the Operating Partnership shall furnish Ladenburg with a certificate, in the form attached hereto as Exhibit 7(n) within three (3) Trading Days of any Representation Date if reasonably requested by Ladenburg. The requirement to provide a certificate under this Section 7(n) is hereby waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided however, that such waiver shall not apply for any Representation Date on which the Company files its annual report on Form 10-K. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide Ladenburg with a certificate under this Section 7(n), then before the Company delivers the Placement Notice or Ladenburg sells any Placement Shares, the Company and the Operating Partnership shall provide Ladenburg with a certificate, in the form attached hereto as Exhibit 7(n), dated the date of the Placement Notice.

(o) Legal Opinion. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company and the Operating Partnership are obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause to be furnished to Ladenburg written opinions of Bass, Berry & Sims PLC and Venable LLP (“Company Counsel”), or other counsel satisfactory to Ladenburg, in form and substance satisfactory to Ladenburg and its counsel, dated the date that the opinion is required to be delivered; provided however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish Ladenburg with a letter (a “Reliance Letter”) to the effect that Ladenburg may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(p) Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company and the Operating Partnership are obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish Ladenburg letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to Ladenburg, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(q) Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Shares to be issued and sold pursuant to this Agreement other than Ladenburg; provided, however, that the Company may bid for and purchase Common Stock in accordance with Rule 10b-18 under the Exchange Act.

(r) Insurance. The Company and the subsidiaries shall maintain, or caused to be maintained, insurance in such amounts and covering such risks as is commercially reasonable and customary for companies engaged in similar businesses in similar industries, including but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any or its subsidiaries will not be able (i) to renew its existing insurance coverage as and when policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect.

(s) Compliance with Laws. The Company and each of its subsidiaries shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and the Company and each of its subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations could not reasonably be expected to result in a Material Adverse Change.

(t) REIT Treatment. The Company currently intends to continue to elect to qualify as a REIT under the Code and will use commercially reasonable efforts to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent tax years that include any portion of the term of this Agreement.

(u) Investment Company Act. The Company is familiar with the 1940 Act and will in the future use its commercially reasonable efforts to ensure that the Company and the Operating Partnership will not be an “investment company” within the meaning of the 1940 Act.

(v) Securities Act and Exchange Act. The Company will use its reasonable best efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(w) No Offer to Sell. Other than a free writing prospectus (as defined in Rule 405 under the Securities Act) approved in advance in writing by the Company and Ladenburg in its capacity as principal or agent hereunder, neither Ladenburg nor the Company (including its agents and representatives, other than Ladenburg in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Shares to be sold by Ladenburg as principal or agent hereunder.

(x) Sarbanes-Oxley Act. The Company and the subsidiaries will use their best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(y) Transfer Agent. The Company shall maintain, at its expense, a registrar and transfer agent for the Common Stock.

(z) Maintenance of Exchange Listing. The Company will use its commercially reasonable efforts to maintain the listing of its Common Stock (including the Shares) on the Exchange.

8. Conditions to Ladenburg’s Obligations. The obligations of Ladenburg hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company and the Operating Partnership herein, to the due performance by the Company and the Operating Partnership of their respective obligations hereunder, to the completion by Ladenburg of a due diligence review satisfactory to Ladenburg in its reasonable judgment, and to the continuing satisfaction (or waiver by Ladenburg in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its subsidiaries of any request for additional information from the Commission or any other Governmental Entity during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other Governmental Entity of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. The Registration Statement and Prospectus, and any amendment or supplement thereto, shall not contain any material untrue statement of fact, or omit to state a material fact that is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or the Operating Partnership or result in a Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Change, or any downgrading in or withdrawal of the rating assigned to any of the Company’s or the Operating Partnership’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s or the Operating Partnership’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Ladenburg (without relieving the Company or the Operating Partnership of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e) Company Counsel Legal Opinion. Ladenburg shall have received the opinions of Company Counsel required to be delivered pursuant Section 7(o) on or before the date on which such delivery of such opinion is required pursuant to Section 7(o).

(f) Agent Legal Counsel Opinion. Ladenburg shall have received from Squire Patton Boggs (US) LLP, counsel for Ladenburg, such opinion or opinions, on or before the date on which the delivery of the opinions of Company Counsel is required pursuant to Section 7(o), with respect to such matters as Ladenburg may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for enabling them to pass upon such matters.

(g) Comfort Letter. Ladenburg shall have received the Comfort Letter required to be delivered pursuant Section 7(p) on or before the date on which such delivery of such letter is required pursuant to Section 7(p).

(h) Representation Certificate. Ladenburg shall have received the certificate required to be delivered pursuant to Section 7(n) on or before the date on which delivery of such certificate is required pursuant to Section 7(n).

(i) No Suspension. Trading in the Shares shall not have been suspended on the Exchange.

(j) Other Materials. On each date on which the Company and the Operating Partnership are required to deliver a certificate pursuant to Section 7(n), the Company and the Operating Partnership shall have furnished to Ladenburg such appropriate further information, certificates and documents as Ladenburg may have reasonably requested. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company and the Operating Partnership shall have furnished Ladenburg with such conformed copies of such opinions, certificates, letters and other documents as Ladenburg shall have reasonably requested.

(k) Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(l) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the Exchange, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the Exchange at, or prior to, the issuance of any Placement Notice.

(m) No Termination Event. There shall not have occurred any event that would permit Ladenburg to terminate this Agreement pursuant to Section 11(a).

9. Indemnification and Contribution.

(a) Company and Operating Partnership Indemnification. The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless Ladenburg, the directors, officers, partners, employees and agents of Ladenburg and each person, if any, who (i) controls Ladenburg within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Ladenburg (a “Ladenburg Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative expenses by any Governmental Entity, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Ladenburg, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any Free Writing Prospectus approved by the Company in accordance with Section 7(w) hereof, or in any application or other document executed by or on behalf of the Company or the Operating Partnership or based on written information furnished by or on behalf of the Company or the Operating Partnership filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission or (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to Ladenburg furnished to the Company in writing by Ladenburg expressly for inclusion therein, which information initially consists solely of the information specified in Section 9(e) hereof. This indemnity agreement will be in addition to any liability that the Company or the Operating Partnership might otherwise have.

(b) Ladenburg Indemnification. Ladenburg agrees to indemnify and hold harmless the Company, its directors, each officer of the Company that signed the Registration Statement, the Operating Partnership and each person, if any, who (i) controls the Company or the Operating Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company or the Operating Partnership (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to Ladenburg furnished to the Company in writing by Ladenburg expressly for inclusion therein, which information initially is limited to the information specified in Section 9(e) hereof, or with respect to statements or omissions, or alleged untrue statements or omissions, made in any Free Writing Prospectus used by Ladenburg and not previously approved by the Company in accordance with Section 7(w) hereof. This indemnity agreement will be in addition to any liability that Ladenburg might otherwise have.

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company, the Operating Partnership or Ladenburg, the Company and Ladenburg will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company or the Operating Partnership from persons other than Ladenburg, such as persons who control the Company or the Operating Partnership within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company, the Operating Partnership and Ladenburg may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Operating Partnership, on the one hand, and Ladenburg, on the other. The relative benefits received by the Company and the Operating Partnership on the one hand and Ladenburg on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by Ladenburg from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company and the Operating Partnership, on the one hand, and Ladenburg, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership, on the one hand, or Ladenburg, on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Operating Partnership and Ladenburg agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), Ladenburg shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Ladenburg, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

(e) The Company hereby acknowledges that the only information that Ladenburg has furnished to the Company expressly for use in the Registration Statement, the Prospectus or any Free Writing Prospectus (or any amendment or supplement thereto) as of the date hereof is Ladenburg’s name and the information in paragraphs nine and ten under the caption “Plan of Distribution” in the Prospectus, which information may be updated from time to time in the future.

10. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company and the Operating Partnership of Section 6 herein shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Ladenburg, any controlling persons, or the Company or the Operating Partnership (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11. Termination.

(a) Ladenburg shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Change, or any development that could reasonably be expected to result in a Material Adverse Change has occurred, that, in the reasonable judgment of Ladenburg, may materially impair the ability of Ladenburg to sell the Placement Shares hereunder; (ii) the Company or the Operating Partnership shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(n), 7(o), or 7(p), Ladenburg’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of Ladenburg’s obligations hereunder is not fulfilled; or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on the Exchange shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h) (Expenses), Section 9 (Indemnification and Contribution), Section 10 (Representations and Agreements to Survive Delivery), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination.

(b) The Company and the Operating Partnership shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in their sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c) Ladenburg shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through Ladenburg on the terms and subject to the conditions set forth herein.

(e) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(h), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Ladenburg or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

(g) This Agreement amends, restates, supersedes and replaces the prior equity distribution agreement among the parties dated May 12, 2020, as amended (the “Prior Agreement”). The parties hereto agree that the Prior Agreement is hereby amended and restated by mutual agreement of the parties by the Agreement as of the date hereof.

12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Ladenburg, shall be delivered to Ladenburg at Ladenburg Thalmann & Co. Inc, 640 5th Ave., 4th Floor, New York, NY 10019, fax no. (212) 758-4939, Attention: Investment Banking/Steve Kaplan, with copies to Squire Patton Boggs (US) LLP, 201 E. Fourth Street, Suite 1900, Cincinnati, Ohio 45202, fax no. (513) 361-1201, Attention: James J. Barresi, Esq.; or if sent to the Company or the Operating Partnership, shall be delivered to Gladstone Land Corporation, 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, fax no. (703) 287-5801, Attention: Chief Financial Officer, with a copy to Bass, Berry & Sims PLC, 100 Peabody Place, Suite 1300, Memphis, Tennessee

38103,, fax no. 615-742-2872, Attention: Sehrish Siddiqui, Esq. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, the Operating Partnership and Ladenburg and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided however, that Ladenburg may assign its rights and obligations hereunder to an affiliate of Ladenburg without obtaining the Company’s consent.

14. Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Shares.

15. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Ladenburg. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York (except Sections 5-1401 and 5-1402 of the New York General Obligations Law) without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17. Waiver of Jury Trial. The Company, the Operating Partnership and Ladenburg each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18. Absence of Fiduciary Relationship. The Company and the Operating Partnership jointly and severally acknowledge and agree that:

(a) Ladenburg is acting solely as agent in connection with the public offering of the Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Company, the Operating Partnership or any of their respective affiliates, shareholders (or other equity holders), creditors or employees or any other party, on the one hand, and Ladenburg, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Ladenburg has advised or is advising the Company or the Operating Partnership on other matters, and Ladenburg has no obligation to the Company or the Operating Partnership with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

(b) each of the Company and the Operating Partnership is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) neither Ladenburg nor any of its affiliates has provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

(d) each of the Company and the Operating Partnership has been advised that Ladenburg and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Operating Partnership and that Ladenburg has no obligation to disclose such interests and transactions to the Company or the Operating Partnership by virtue of any fiduciary, advisory or agency relationship; and

(e) each of the Company and the Operating Partnership waives, to the fullest extent permitted by law, any claims it may have against Ladenburg or its affiliates, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Ladenburg and its affiliates shall have no liability (whether direct or indirect) to the Company or the Operating Partnership in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Operating Partnership, including shareholders, partners, employees or creditors of the Company or the Operating Partnership.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile or electronic transmission.

20. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Agency Period” means the period commencing on the date that the first Shares are sold pursuant to the terms of this Agreement and expiring on the earliest to occur of (x) the date on which Ladenburg shall have placed the Maximum Amount pursuant to this Agreement and (y) the date this Agreement is terminated pursuant to Section 11.

(b) “Applicable Time” means each Representation Date, the date on which a Placement Notice is given, any date on which Placement Shares are sold hereunder, or such other time as agreed to by the Company and Ladenburg.

(c) “GAAP” means United States generally accepted accounting principles, consistently applied.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding among the Company, the Operating Partnership and Ladenburg, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Operating Partnership and Ladenburg.

Very truly yours,

GLADSTONE LAND CORPORATION

By:	/s/ David Gladstone
Name: David Gladstone Title: Chairman & Chief Executive Officer

GLADSTONE LAND LIMITED PARTNERSHIP

By: GLADSTONE LAND PARTNERS LLC, its General Partner

By: GLADSTONE LAND CORPORATION, its Sole Member-Manager

By:	/s/ David Gladstone
Name: David Gladstone Title: Chairman & Chief Executive Officer

ACCEPTED as of the date first-above written:

LADENBURG THALMANN & CO. INC.

By:	/s/ Jeffrey Caliva
Name: Jeffrey Caliva Title: Managing Director

[SIGNATURE PAGE]

GLADSTONE LAND CORPORATION – EQUITY DISTRIBUTION AGREEMENT

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:   [            ]

Cc:       [            ]

To:       [            ]

Subject: Equity Distribution-Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Amended and Restated Equity Distribution Agreement among Gladstone Land Corporation (the “Company”), Gladstone Land Limited Partnership and Ladenburg Thalmann & Co. Inc. (“Ladenburg”) dated April 13, 2023, I hereby request on behalf of the Company that Ladenburg sell up to [                ] shares of the Company’s common stock, par value $0.001 per share, at a minimum market price of $                 per share, during the time period beginning [month, day, time] and ending [month, day, time].

[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS SPECIFIC DATES ON WHICH SHARES MAY NOT BE SOLD, THE MANNER IN WHICH SALES ARE TO BE MADE BY LADENBURG, AND/OR THE CAPACITY IN WHICH LADENBURG MAY ACT IN SELLING SHARES (AS PRINCIPAL, AGENT, OR BOTH)]

- Schedule 1 -

SCHEDULE 2

LADENBURG THALMANN & CO. INC.

Peter H. Blum	phblum@ladenburg.com
Steve Kaplan	skaplan@ladenburg.com

GLADSTONE LAND CORPORATION

David Gladstone	david.gladstone@gladstonecompanies.com
Lewis Parrish	lewis.p@gladstoneland.com

- Schedule 2 -

SCHEDULE 3

COMPENSATION

The Company shall pay to Ladenburg in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount up to three percent (3.0%) of the aggregate gross proceeds from each sale of Placement Shares.

- Schedule 3 -

SCHEDULE 4

FREE WRITING PROSPECTUS

None.

- Schedule 4 -

SCHEDULE 5

SCHEDULE OF SUBSIDIARIES

Arizona

East Shelton Road, LLC

Reagan Road Willcox, LLC

Spot Road Dateland, LLC

California

American Avenue Kerman CA, LP

Bear Mountain Arvin, LP

Broadway Road Moorpark, LLC

Calaveras Avenue Coalinga, LP

Cat Canyon Road Los Alamos, LP

Central Avenue Kerman, LP

County Road 35 Artois CA, LP

Dalton Lane Watsonville, LLC

Diego Ranch Stanislaus, LP

Driver Road McFarland CA, LP

Dufau Road Oxnard, LP

Eight Mile Road Stockton CA, LP

Espinosa Road Salinas, LP

Firestone Avenue Coalinga CA, LP

Flint Avenue Hanford, LP

Fountain Springs Avenue Ducor CA, LP

Greenhills Boulevard Chowchilla CA, LP

Jayne Avenue Huron, LP

Las Posas Camarillo CA, LP

Lerdo Highway Shafter CA, LP

Maricopa Highway Bakersfield CA, LP

Natividad Road Salinas, LLC

Naumann Road Oxnard, LP

Nevada Ranch Merced, LP

Olsen Road Snelling CA, LP

Raymond Road Madera CA, LP

Round Mountain Road Camarillo CA, LP

San Andreas Road Watsonville, LLC

San Juan Grade Road Salinas CA, LP

Santa Clara Avenue Oxnard, LP

South Avenue Corning CA, LP

Spring Valley Road Watsonville, LP

Sunnyside Avenue Madera, LP

Sutter Avenue Coalinga CA, LP

Sycamore Road Arvin, LP

Taft Highway Bakersfield, LP

West Beach Street Watsonville, LLC

West Gonzales Road Oxnard, LLC

West Lerdo Highway Lost Hills CA, LP

West Lost Hills Road Coalinga CA, LP

West Sierra Avenue Earlimart CA, LP

Withers Road Napa CA, LP

Yolo County Line Road Arbuckle CA, LP

- Schedule 5 -

Colorado

Baca County Edler, LLC

County Road 18 Holyoke CO, LLC

Gunbarrel Road Alamosa, LLC

Horse Creek Baca, LLC

JJ Road Pritchett, LLC

Delaware

Gladstone California Farmland GP, LLC

Gladstone Farmland GP, LLCGladstone Land Advisers, Inc.

Gladstone Land Limited Partnership

Gladstone Land Partners, LLC

Gladstone Lending Company, LLC

Florida

Citrus Boulevard Stuart, LLC

Corbitt Road Immokalee, LLC

Farm Road Port Charlotte FL, LLC

Immokalee Exchange, LLC

Keysville Road Plant City, LLC

Lithia Road Plant City, LLC

McIntosh Road Dover, LLC

Orange Avenue Fort Pierce, LLC

Owl Hammock Immokalee, LLC

Parrish Road Duette, LLC

Parrot Avenue Okeechobee, LLC

Plantation Road Marianna, LLC

Trapnell Road Plant City, LLC

Wauchula Road Duette, LLC

West Citrus Boulevard Stuart FL, LLC

West Orange Avenue Fort Pierce FL, LLC

Georgia

Cogdell Highway Pearson GA, LLC

Maryland

Mt. Hermon Road Salisbury MD, LLC

Palmer Mill Road Hurlock MD, LLC

Michigan

20th Avenue South Haven, LLC

38th Avenue Covert, LLC

Almena Drive Paw Paw MI, LLC

Blue Star Highway Fennville MI, LLC

Cemetery Road Bangor, LLC

Van Buren Trail Covert MI, LLC

Nebraska

Highway 17 Wauneta NE, LLC

Holt County Stuart, LLC

Indian Highway Palisade NE, LLC

Lamar Valley Champion NE, LLC

Rock County Bassett, LLC

Somerset Road Grant NE, LLC

- Schedule 5 -

New Jersey

Richards Avenue Hammonton NJ, LLC

North Carolina

Poplar Street Bladenboro, LLC

Oregon

Chuckhole Lane Milton-Freewater OR, LLC

Collins Road Clatskanie, LLC

Prunedale Road Milton-Freewater OR, LLC

Sequoia Street Brooks, LLC

Wallace Road Salem OR, LLC

South Carolina

Tractor Road Bamberg SC, LLC

Texas

Bunker Hill Road Dalhart TX, LP

Washington

North Columbia River Road Pasco WA, LLC

Oasis Road Walla Walla, LLC

Rock Road Sumas WA, LLC

- Schedule 5 -

Exhibit 7(n)

OFFICER CERTIFICATE

[NAME], the duly qualified and elected                 , of GLADSTONE LAND CORPORATION, a Maryland corporation (“Company”), does hereby certify in such capacity and on behalf of the Company and of GLADSTONE LAND LIMITED PARTNERSHIP, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), as applicable, pursuant to Section 7(n) of the Amended and Restated Equity Distribution Agreement dated April 13, 2023 (the “Sales Agreement”) among the Company, the Operating Partnership and Ladenburg Thalmann & Co. Inc. (“Ladenburg”), that to the best of his or her knowledge:

(i) The representations and warranties of the Company and the Operating Partnership in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or result in a Material Adverse Change, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii) The Company and the Operating Partnership have complied with all agreements and satisfied all conditions on their part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof (other than those conditions waived by Ladenburg).

Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings ascribed to them in the Sales Agreement. Each of Bass, Berry & Sims PLC, counsel to the Company, Venable LLP, Maryland special counsel to the Company, and Squire Patton Boggs (US) LLP, counsel to Ladenburg, is entitled to rely upon this certificate in connection with the respective opinions given by such firms pursuant to Sections 7(o) of the Sales Agreement.

By:
Name: Title:

Date:_______________________________

- Exhibit 7(n) -